Exhibit 4.3

AMENDMENT NO. 2 TO SECOND AMENDED AND RESTATED RIGHTS AGREEMENT

This Amendment No. 2 (the “Amendment”) is dated as of May 1, 2011 and amends that Second Amended and Restated Rights Agreement, dated as of October 27, 2003 and amended on February 2, 2007, by and between Cephalon, Inc., a Delaware corporation (the “Company”) and American Stock Transfer & Trust Company LLC, a New York limited liability trust company, successor in interest to American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and StockTrans, Inc., as the rights agent, entered into that Second Amended and Restated Rights Agreement, dated as of October 27, 2003, which was amended by the Agreement of Appointment and Joinder and Amendment No. 1 to the Second Amended and Restated Rights Agreement, by and between Cephalon, Inc. and American Stock Transfer & Trust Company, dated February 9, 2007, to appoint the Rights Agent as the successor rights agent (the “Rights Agreement”);

WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time) (the “Merger Agreement”), by and among  the Company, Teva Pharmaceutical Industries Ltd., an Israeli corporation (the "Parent”) and Copper Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Sub");

WHEREAS, on May 1, 2011, the board of directors of the Company determined it is in the best interests of the Company and its stockholders to amend the Rights Agreement on the terms set forth herein;

WHEREAS, in accordance with Section 27 of the Rights Agreement, for so long as the Rights are then redeemable, the Company may in its sole and absolute discretion, and the Rights Agent shall if the Company so directs, supplement or amend any provision of the Rights Agreement in any respect without the approval of any holders of the Rights; and

WHEREAS, the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual agreements herein set forth, the parties hereby agree as follows:

AGREEMENT

1.          Amendment of the Rights Agreement.

(a)       Section 1(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Acquiring Person”:

“Notwithstanding anything in this Section 1(a) or otherwise in this Agreement to the contrary, none of Teva Pharmaceutical Industries Ltd. (“Parent”), Copper Acquisition Corp. (“Merger Sub”), or any of their respective Affiliates or Associates, (collectively, the “Exempt Teva Persons”), either individually or collectively, shall be deemed to be an “Acquiring Person” by virtue of or as a result of (A) the approval, adoption, execution, delivery or performance of the Merger Agreement, (B) the public or other announcement or disclosure of the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or (C) the consummation of the Merger at the Effective Time or any of the other transactions contemplated by the Merger Agreement (the transactions described in clauses (A), (B) and (C), together with any related transactions, the “Exempt Teva Transactions”).  “Effective Time” and “Merger” shall have the meanings set forth in the Merger Agreement and “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 1, 2011 by and between the Company, Parent, and Merger Sub, a Delaware corporation, as it may be amended or supplemented from time to time.”

(b)       Section 1(c) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Beneficial Owner” and “beneficially own”:

“Notwithstanding anything in this Section 1(c) or otherwise in this Agreement to the contrary, none of the Exempt Teva Persons, either individually or collectively, shall be deemed to be a “Beneficial Owner” of or to “beneficially own” any securities beneficially owned by any other Exempt Persons by virtue of or as a result of any Exempt Teva Transaction.”

(c)       Section 1(bb) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence in the definition of “Stock Acquisition Date”:

“Notwithstanding anything in this Section 1(bb) or otherwise in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of or as a result of any Exempt Teva Transaction.”

(d)       Section 3(a) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 3(a):

“Notwithstanding anything to the contrary in Section 3(a) hereof or otherwise in the Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of or as a result of any Exempt Teva Transaction.”

(e)       Section 11(a)(ii) of the Rights Agreement is hereby amended by inserting the following sentence immediately after the last sentence of Section 11(a)(ii):

“Notwithstanding anything in Section 11(a)(ii), 11(a)(iii) or Section 13 hereof or otherwise in this Agreement to the contrary, a Flip-In Event shall not be deemed to have occurred by virtue of or as a result of an Exempt Teva Transaction.”

(f)        Section 7(a) of the Rights Agreement is hereby amended and replaced in its entirety with the following:

“(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a)(ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-hundredth of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the "Expiration Date") that is the earliest of (i) the Close of Business on November 30, 2013 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the "Redemption Date"), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof or (iv) immediately prior to the Effective Time of the Merger (but only if the Effective Time shall occur).

(g)       A new Section 35 with the heading "Termination at the Effective Time" is hereby added to the Rights Agreement reading in its entirety as follows:

"(a)  This Agreement and the Rights established hereby will terminate in all respects immediately prior to the Effective Time.

(b)  The Rights Agent shall not be subject to, nor be required to comply with, or determine if any event has occurred under (including, but not limited to, the occurrence of the Merger or the Effective Time), or any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement."

(h)       Section 26 of the Rights Agreement (as amended by the Agreement of Appointment and Joinder and Amendment No. 1 to the Rights Agreement) is amended and restated in part to update the address of the Rights Agent by deleting the language which reads:

"American Stock Transfer & Trust Company
59 Maiden Lane
New York, NY 10038
Attention: General Counsel"

and replacing such language, in its entirety, with the following:

"American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
Attention: General Counsel"

2.          Termination of Merger Agreement.  If the Merger Agreement is terminated, then from and after such time this Amendment shall be of no further force and effect and the Agreement shall remain exactly the same as it existed immediately prior to execution of this Amendment.  The Company hereby agrees to notify the Rights Agent promptly upon the termination of the Merger Agreement.

3.          Notice of Effective Time.  The Company agrees to notify the Rights Agent promptly after the occurrence of the Effective Time, which notice shall specify (i) that the Effective Time has occurred, and (ii) the date upon which this Agreement and the Rights established hereby were terminated.

4.          No Other Amendment; Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Rights Agreement and the exhibits thereto shall remain in full force and effect in all respects without any modification. By executing this Amendment below, the Company certifies that this Amendment has been executed and delivered in compliance with the terms of Section 27 of the Rights Agreement. This Amendment shall be deemed an amendment to the Rights Agreement and shall become effective and shall be deemed to be in force and effect immediately prior to the execution of the Merger Agreement. In the event of a conflict or inconsistency between this Amendment and the Rights Agreement and the exhibits thereto, the provisions of this Amendment shall govern.

5.          Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

6.          Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.          Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made solely by residents of such state and performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 to the Second Amended and Restated Rights Agreement as of the date first above written.

CEPHALON, INC.

By:	/s/ Gerald J. Pappert
	Name:	Gerald J. Pappert
	Title:	Executive Vice President, General Counsel and Secretary

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Paula Caroppoli
	Name:	Paula Caroppoli
	Title:	Senior Vice President